Exhibit 99.1

Vantage Drilling International Announces Contract for the Topaz Driller

HOUSTON, TX, June 30, 2020 – Vantage Drilling International (“Vantage” or the “Company”), announced today that it has entered into a contract with Eni Montenegro BV (“Eni”) for its premium jackup rig, the Topaz Driller, to perform drilling services offshore of Montenegro for 180 days.

Ihab Toma, the Company’s Chief Executive Officer, commented, “We are very pleased to announce this contract with our client Eni for the Topaz Driller in Montenegro. Securing this contract during these challenging times demonstrates that Vantage, with its high-specification rigs and experienced crews, is a leader in safety and operational performance. We look forward to commencing work for our esteemed client during Q1 2021.”

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships, and five premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and large independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Douglas E. Stewart

Chief Financial Officer and General Counsel

Vantage Drilling International

C/O Vantage Energy Services Inc.

777 Post Oak Blvd. Suite 800

Houston, Texas 77056

(281) 404-4700